Exhibit 10.101

January 4, 2007

David Packer

Re: Promotion to Senior Vice President, Field Operations

Dear Dave,

On behalf of Borland Software Corporation (“Borland”), I am pleased to promote you to the position of Senior Vice President of Worldwide Field Operations reporting to me.

In consideration for your service to Borland, you will be paid a base salary of $11,538.46 every two weeks (which equals $300,000 per year), less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices. You will be eligible for the Incentive Compensation Program (ICP) specific to the senior management team your annual ICP target will be 100% of your base salary, based on the attainment of corporate and individual objectives. In addition, you will be eligible to participate in various Borland fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, Employee Stock Purchase Plan. Borland reserves the right to modify employee benefit plans and policies, as it deems necessary.

Subject to the approval of the Board of Directors of Borland, the Compensation Committee of the Board of Directors, or an Executive Option Committee acting by delegation of authority from the Compensation Committee of the Board of Directors, you will be granted an option to purchase 160,000 shares of Borland common stock under Borland’s Stock Plans at an exercise price equal to the fair market value of that stock on your option grant date. This option will vest over a period of four years, with  1/4 of the number of shares vesting one year following your Start Date and 1/48 of the shares vesting monthly thereafter, until all shares are vested; provided however all shares will be subject to acceleration in the event of a change of control of Borland and you are terminated without cause in connection therewith. The option will be subject to the terms and conditions of the Borland Stock Option Plan and related standard form of stock option agreement and stock acceleration addendum, which you will be required to sign as a condition of receiving the option.

You shall be eligible for severance benefits in accordance with the attached Addendum to Employment Offer Letter for Severance Benefits, which you will be required to sign as a condition of receiving the benefits.

Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s Chief Executive Officer.

Sincerely,
Borland Software Corporation

By:	/s/ Tod Nielsen
Tod Nielsen
President and Chief Executive Officer

I have read the above employment promotion letter and accept the terms and conditions set forth in this letter.

Date: January , 2007
David Packer